EXHIBIT 10.1
October 15, 2012

Mr. Charles J. Burdick
c/o Comverse Technology, Inc.
32nd Floor
New York, NY 10019

Dear Mr. Burdick:

Reference is made to the letter agreement between you and Comverse Technology, Inc. (the “Company”) dated March 9, 2011 (as amended, the “Employment Letter”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Letter.

 Pursuant to Section 6 of the Employment Letter, it was agreed that your compensation terms would be reviewed and adjusted if and when the scope of your role changes. In anticipation of the Company's proposed distribution to its shareholders of substantially all of its assets, including its wholly-owned subsidiary Comverse, Inc. ("CNS"), other than its holdings in Verint System Inc. (“Verint”), expected to occur on October 31, 2012, followed by the consummation of the transactions contemplated by the definitive merger agreement pursuant to which Verint will acquire the Company, thereby eliminating the current holding company structure (the “Verint Merger”), you and the Company wish to amend certain provisions of the Employment Letter as provided herein. Accordingly, we hereby covenant and agree as follows:

1.	Section 1 of the Employment Letter shall be amended to read in its entirety as follows:

“1.    Annual Base Salary. Effective November 1, 2012, your base salary will be $40,000 per fiscal quarter; provided, however, that you will continue your benefits under the “Short-Term International Assignment Policy” and your annual base salary is increased by $10,000 for the month of November 2012.. For purposes of clarity, your benefits under the Company's Short-Term International Assignment Policy shall cease on November 30, 2012. Your Annual Base Salary is payable in accordance with the Company's payroll practices for similarly situated employees. It is understood that following November 1, 2012 and through the date of the Verint Merger, you shall not be required to perform your duties in the Company's New York offices.”

2.	Section 2 of the Employment Letter shall be amended by deleting the second sentence thereof and inserting the following:

“The actual payment of which will be determined based upon the executive cash incentive plan approved by the Board of Directors on March 28th, 2012 using the actual results of CNS for FY12 and metrics and if not then available upon the achievement of metrics based upon the actual results of CNS from February 1, 2012 through October 31, 2012 and the forecasted results for the fourth fiscal quarter of FY2012..  The payment shall be made no later than April 15, 2013, and, if earlier, immediately prior to the consummation of the Verint Merger.”

3.	Section 5 shall be amended by inserting the following to the end of such section:

“Notwithstanding the foregoing, you will not be entitled to any further equity awards under the Employment Agreement after the October 31st, 2012 grant. Notwithstanding anything to the contrary, upon termination of your employment by the Company without cause or by you for good reason following the distribution of CNS and at any time prior to November 1, 2014 (and as contemplated immediately in advance of the consummation of the Verint Merger), the RSUs granted under the Employment Letter shall become fully vested. ”

For purposes of the Employment Letter,

“Cause” means a good faith finding by the Company of: (i) your commission of, or a plea of nolo contendere to, any felony; (ii) your material violation of federal or state securities laws; (iii) your willful misconduct or gross negligence resulting in material and demonstrable harm to the Company; (iv) your material violation of any Company policy or procedure provided to you resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company's Code of Business Conduct and Ethics; (v) your repeated and continued failure to carry out, in all material respects, the reasonable and lawful directions of the Company that are within your individual control and consistent with your position and duties and responsibilities hereunder, except for a failure that is attributable to your illness, injury or Disability; or (vi) fraud, embezzlement, theft or material dishonesty by you against the Company.

“Good Reason” shall mean, without your prior written consent, the occurrence of any of the following events or actions: (i) any material reduction in your Annual Base Salary, other than as part of an across-the-board reduction applicable to all senior executives of the Company; (ii) an actual relocation of your principal office to another location more than 50 miles from New York City; or (iii) a material and adverse reduction in the nature or scope of your responsibilities, duties or authorities other than as contemplated hereby, which includes the potential distribution of CNS.

5. Except as amended hereby, the Employment Letter remains in full force and effect in accordance with its terms.

If the foregoing correctly sets forth our understanding and agreement, please sign a duplicate of this letter where indicated below and return it to the undersigned.

Sincerely,

COMVERSE TECHNOLOGY, INC.

By: /s/ Shefali A. Shah
Shefali A. Shah
SVP, General Counsel

AGREED:
/s/ Charles J. Burdick
___________________
Charles J. Burdick